SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 28, 2004

                         FLATBUSH FEDERAL BANCORP, INC.
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

            Federal                    000-50377                11-3700733
-----------------------------       ------------------      -----------------
(State or Other Jurisdiction)      (Commission File No.)    (I.R.S. Employer
      of Incorporation)                                      Identification No.)


2146 Nostrand Avenue, Brooklyn, New York                       11210
----------------------------------------                   -------------
Address of Principal Executive Offices)                      (Zip Code)

Registrant's telephone number, including area code:  (718) 859-6800
                                                     --------------



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)




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Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

     (a)  No financial statements of business acquired are required.

     (b)  No pro forma financial information is required.

     (c) Attached as an exhibit is Flatbush Federal Bancorp, Inc.'s (the "Company") press release reporting earnings for quarter ended March 31, 2004.

Item 12. Results of Operations and Financial Condition

     The Company announced its March 31, 2004 financial results by release. The press release is included as an exhibit.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          FLATBUSH FEDERAL BANCORP, INC.



DATE:      April 28, 2004          By:    /s/ Anthony J. Monteverdi
                                          --------------------------------------
                                              Anthony J. Monteverdi,
                                              Chairman, President and
                                               Chief Executive Officer














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                                  EXHIBIT INDEX


99.1 Press release dated April 28, 2004 reporting earnings for quarter ended March 31, 2004.

                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 28, 2004

Contact:  Anthony J. Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

   Flatbush Federal Bancorp, Inc. Reports 2004 First Quarter Operating Results

Brooklyn,  NY - Flatbush  Federal  Bancorp,  Inc., (OTC Bulletin  Board:  FLTB -
News), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $34,000 or $0.03 per share for the quarter ended March 31, 2004 as compared to $18,000 for the same quarter in 2003. The Company issued common stock on October 17, 2003, and therefore earnings per share for three months ended March 31, 2003 was not reported.

The Company's assets as of March 31, 2004 were $140.6 million compared to $142.9 million at December 31, 2003, a decrease of $2.3 million or 1.61%. Net loans receivable decreased 0.22% to $90.4 million at March 31, 2004 from $90.6 million at December 31, 2003. Mortgage-backed securities decreased 3.68% to $5.3 million at March 31, 2004 from $5.5 million at December 31, 2003. The Association continued to experience high volumes of prepayments from long-term investments and loans which contributed to the increase of $1.0 million in cash and cash equivalents from $29.3 million at December 31, 2003 to $30.3 million at March 31, 2004. During the period of historically low interest rates, management maintained a high level of its assets in liquid investments rather than in long-term investments and loans. Net decrease in assets was predominantly offset by a decrease in total deposits.

Total deposits decreased $2.6 million to $123.4 million at March 31, 2004 from $126.0 million as of December 31, 2003. Deposit outflow may be attributed to competitive rates.

The allowance for loan losses remained unchanged at $180,000 for March 31, 2004 and December 31, 2003.

Total stockholders' equity increased $47,000 to $15.7 million at March 31, 2004. The increase reflects the addition of net income of $34,000, the market appreciation of ESOP shares of $4,000 and a reduction of $9,000 in unearned ESOP shares.

INCOME INFORMATION - Three-month periods ended March 31, 2004 and 2003

Net income increased by $16,000 to $34,000 for the quarter ended March 31, 2004 from $18,000 for the same quarter in 2003. The increase in earnings for the quarter was primarily due to a decrease of $183,000 in interest expense, offset by decreases of $55,000 in interest income and $9,000 in non-interest income and increases of $91,000 in non-interest expense and $12,000 in income taxes.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.




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Flatbush Federal Bancorp, Inc.

SELECTED OPERATING DATA

                                            AT OR FOR THE THREE
                                           MONTHS ENDED MARCH 31
(in thousands)                              2004            2003
                                     -----------------------------------
Total Interest Income                   $   1,671        $   1,726
Total Interest Expense                        460              643
Net Interest Income                         1,211            1,083
Provision for Loan Loss                         0                0
Non-interest Income                            69               78
Non-interest Expense                        1,217            1,126
Income Taxes                                   30               17


Net Income                              $      34        $      18

PERFORMANCE RATIOS

Return on Average Assets                    0.10%            0.05%
Return on Average Equity                    0.87%            0.86%
Interest Rate Spread                        3.37%            3.03%

ASSET QUALITY RATIOS

Allowance for Loan Losses to                0.20%            0.20%
   Total Loans Receivable
Non-performing Loans to Total
Assets                                      0.06%            0.37%

CAPITAL RATIO
Equity toTotal Assets                      11.10%            5.98%